                                                                    EXHIBIT 99.1

                          OFFER TO PURCHASE FOR CASH

                     SENIOR SUBORDINATED PAY-IN-KIND NOTES
                       DUE 2003 OF THOUSAND TRAILS, INC.
                    (SUCCESSOR BY MERGER TO USTRAILS, INC.)

        AT FROM $800 TO $900, PLUS FROM 80% TO 90% OF ACCRUED INTEREST,
                        PER $1,000 OF PRINCIPAL AMOUNT
           PURSUANT TO THE DUTCH AUCTION PROCEDURES DESCRIBED HEREIN
          (UP TO $12,000,000 AGGREGATE PURCHASE PRICE FOR PRINCIPAL)
                                      BY
                             THOUSAND TRAILS, INC.

--------------------------------------------------------------------------------
|          THIS OFFER WILL TERMINATE AND THE WITHDRAWAL RIGHTS WITH            |
|           RESPECT HERETO WILL EXPIRE AT 5:00 P.M., EASTERN TIME,             |
|                ON WEDNESDAY, JUNE 18, 1997, UNLESS EXTENDED.                 |
--------------------------------------------------------------------------------

     Thousand Trails, Inc., a Delaware corporation and successor by merger to USTrails Inc. (the "Company"), hereby offers to purchase its Senior Subordinated Pay-In-Kind Notes Due 2003 (the "Notes") tendered within the Dutch Auction Price Range (as hereinafter defined) to the extent necessary for the Company to spend $12,000,000 for principal, plus an amount equal to a portion of accrued interest on the principal purchased (the "Aggregate Purchase Price"). This offer (this "Offer") is subject to the terms and conditions set forth herein and in the Letter of Transmittal enclosed herewith (the "Letter of Transmittal").

     A registered holder of Notes (a "Noteholder") may tender its Notes at from $800 per $1,000 of principal amount to $900 per $1,000 of principal amount, in integral multiples of $5 of principal amount, plus a percentage of accrued interest equal to the percentage of principal at which such Notes are tendered (the "Dutch Auction Price Range"). The Company will begin purchasing the Notes tendered at the lowest price in the Dutch Auction Price Range and proceed to each succeedingly higher price within such range until it spends the Aggregate Purchase Price. The Company does not intend to purchase in this Offer any Notes tendered at a price above the price within the Dutch Auction Price Range which would result in the Company's spending only the Aggregate Purchase Price. Moreover, the Company intends to prorate the purchase of any Notes tendered at such price if necessary to spend only the Aggregate Purchase Price. Tendering Noteholders at lower prices will only receive such lower price, but will not be subject to proration.

     Any Noteholder desiring to tender all or some of its Notes should complete and sign the Letter of Transmittal in accordance with the instructions herein and therein, and then deliver it along with the certificates for such Notes and any other required documents to Fleet National Bank (the "Depositary") at one of the addresses set forth on the back cover of this Offer to Purchase (this "Offer to Purchase"). If a Noteholder cannot comply with such procedures, it may tender its Notes through the guaranteed delivery procedures set forth herein. A holder of Notes registered in the name of a bank, broker, custodian, fiduciary, nominee, securities dealer, trust company, or other person must contact such person if it desires to tender its Notes.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

May 20, 1997

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
                                                                       ----

SUMMARY...............................................................   1

THE COMPANY...........................................................   6

     General..........................................................   6
     Current Business Strategy........................................   6
     Campground Operations............................................   6
     Resort Operations................................................   9
     Asset Sales......................................................   9
     Contracts Receivable.............................................   9

FINANCIAL INFORMATION.................................................  10

Selected Financial AND OTHER Data.....................................  11

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES......................  12

THE NOTES.............................................................  13

     General..........................................................  13
     Principal, Maturity and Interest.................................  13
     Subsidiary Guarantee.............................................  14
     Ranking..........................................................  14
     Security.........................................................  15
     Optional Redemption..............................................  16
     Change of Control Repurchase Offer...............................  16
     Trading..........................................................  16
     Covenants........................................................  16
     Events of Default and Remedies...................................  16
     Remedies with Respect to Collateral..............................  17
     Modification of the Indenture and Collateral Documents...........  18
     Requirements for Certain Actions.................................  18

THE TENDER OFFER......................................................  18

     Terms of this Offer..............................................  18
     Procedure for Tendering Notes....................................  20
     Proration........................................................  21
     Payment for Accepted Notes.......................................  21
     Withdrawal Rights................................................  22
     Retirement of the Notes Purchased................................  23

                                                                       Page
                                                                       ----

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................  23

     Sale of Notes Pursuant to This Offer.............................  23
     Effect of This Offer Upon the Company............................  24
     Non-Tendering Noteholders........................................  24
     Backup Withholding...............................................  24

FUNDING FOR THIS OFFER................................................  25

CERTAIN TRANSACTIONS..................................................  25

     Possible Participation by Affiliates and Related Persons.........  25
     Plans or Proposals...............................................  26
     Purchases and Sales of Notes.....................................  26
     Arrangements, Contracts, Relationships, or Understandings........  26

LEGAL MATTERS.........................................................  27

     General..........................................................  27
     Federal Reserve Board Regulations................................  27

EXPENSES..............................................................  27

AVAILABLE INFORMATION.................................................  27

ADDITIONAL INFORMATION................................................  27

APPENDIX I--DEFINED TERMS............................................. I-1

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and financial statements appearing elsewhere herein.
Unless the context otherwise requires, the term "the Company" refers to Thousand Trails, Inc., a Delaware corporation, and its predecessors and successors.

                                  THE COMPANY

     The Company and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 123,000 members at March 31, 1997. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 300 recreational facilities.

     The Company's operations in the campground business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of National American Corporation (collectively with its subsidiaries, "NACO," unless the context otherwise requires) and 69% of the capital stock of Thousand Trails, Inc., a Washington corporation (collectively with its subsidiaries, "TTI," unless the context otherwise requires), in connection with the reorganization of the Company in a proceeding under Chapter 11 of the Bankruptcy Code. The Company subsequently increased its ownership in TTI to 80% through a tender offer and acquired the remaining 20% of the capital stock of TTI in a merger. In July 1996, TTI was merged into the Company. Prior to the acquisition of NACO and TTI, the Company purchased contracts receivable generated principally by NACO and TTI from the sale of campground memberships and resort interests on the installment basis.

                                   THE NOTES

Aggregate Principal Amount... $42,590,862 principal amount of Notes currently outstanding, including (i) $40,218,000 principal amount issued in the restructuring of the Company's 12% Secured Notes Due 1998 (the "Secured Notes") in July 1996 (the "Restructuring") and
                              (ii) $2,372,862 principal amount issued to pay interest in January 1997. Additional Notes may be from time to time issued under the pay-in-kind-feature of the Notes.

Stated Maturity.............. July 15, 2003.

Interest..................... 17 1/2% per annum through January 15, 1998 and 12%
                              per annum thereafter. Interest at 5 1/2% per annum through January 15, 1998 was prepaid in cash on the date of issuance of the Notes. All remaining interest has been or will be payable in cash or additional Notes, at the Company's option, through July 15, 2000 and in cash thereafter. The Company's loan and security agreement (the "Loan Agreement") with Foothill Capital Corporation ("Foothill") requires that interest (other than the prepaid interest) be paid only in kind while the indebtedness under the Loan Agreement is outstanding.

Interest Payment Dates....... January 15 and July 15 of each year.

Subsidiary Guarantee......... The Company's obligations under the Notes are unconditionally guaranteed, jointly and severally, by all subsidiaries of the Company

                              (other than an immaterial utility subsidiary), each of which is, directly or indirectly, a wholly-owned subsidiary of the Company, and all future wholly-owned subsidiaries.

Ranking...................... The Notes and the Subsidiary Guarantee are
                              subordinated to the indebtedness under the Loan Agreement (and certain refinancings and refundings thereof) and rank pari passu with all existing and future unsecured indebtedness of the Company and its subsidiaries and senior to any subordinated indebtedness of the Company and its subsidiaries. The Indenture for the Notes permits the Company and its subsidiaries to incur the indebtedness under the Loan Agreement and certain additional secured indebtedness. At March 31, 1997, the Company and its subsidiaries had $5.9 million in principal amount of such secured indebtedness outstanding, including $5.3 million in principal amount of indebtedness under the Loan Agreement. However, $18.9 million principal amount of such secured indebtedness would have been outstanding at such date after giving effect to additional borrowings under the Loan Agreement to finance the purchase of Notes pursuant to this Offer and the payment of related costs and assuming the expenditure of the full Aggregate Purchase Price.

Security..................... The Notes and the Subsidiary Guarantee are
                              currently unsecured. Upon repayment in full of the indebtedness under the Loan Agreement, the Notes and the Subsidiary Guarantee will be secured by the same assets as then secure the indebtedness under the Loan Agreement, other than cash and cash equivalents and other assets required to secure any refinancing or replacement of a portion of the indebtedness under the Loan Agreement for working capital purposes. The indebtedness under the Loan Agreement is presently secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets. The Indenture limits a refinancing or replacement of the indebtedness under the Loan Agreement for working capital purposes to $10 million in principal amount.

Optional Redemption.......... The Notes are redeemable at the option of the
                              Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The Company is not required to make any sinking fund payments on the Notes.

Change of Control............ In the event of a Change of Control (as defined), each holder of Notes will have the right, at such holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such holder's Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

Certain Covenants............ The Indenture restricts, among other things, (i)
                              the incurrence of additional indebtedness, (ii) the incurrence of liens, (iii) the payment of dividends and distributions, (iv) the making of loans and investments, (v) transactions with affiliates, (vi) agreements restricting the ability of certain of the Company's subsidiaries to pay dividends or make other distributions on their capital stock, (vii) the Company's ability to conduct other businesses, (viii) the sale or other disposition of assets, and (ix) certain mergers, consolidations and transfers of all or substantially all of the assets of the Company and its subsidiaries.

                                THE TENDER OFFER

     The Company is seeking to acquire pursuant to this Offer as many Notes as possible for a total consideration of $12,000,000, plus a portion of accrued interest on the Notes purchased. The Company will conduct this Offer as a "Dutch auction." A Noteholder desiring to tender some or all of its Notes must indicate on its Letter of Transmittal the price within the Dutch Auction Price Range at which it is tendering such Notes. Indication of such price will be deemed to indicate a percentage of accrued interest to be paid equal to the percentage of principal at which such Notes are tendered.

     The Company will accept and pay for the Notes tendered at the lowest price in the Dutch Auction Price Range and each succeedingly higher price until it spends the Aggregate Purchase Price. The Company does not intend in this Offer to purchase any Notes tendered at a price above the price within the Dutch Auction Price Range which would result in the Company's spending only the Aggregate Purchase Price. Moreover, the Company intends to prorate the purchase of any Notes tendered at such price if necessary to spend only the Aggregate Purchase Price.

     If the Company does not receive sufficient tenders with respect to this Offer to spend the entire Aggregate Purchase Price, it may seek thereafter to purchase additional Notes at prices believed favorable to the Company, in open market transactions or privately negotiated transactions, by tender offer or otherwise.

Tender Offer Period.........  Any Noteholder may tender some or all of its Notes to the Depositary during the period commencing on the date hereof and ending at 5:00 p.m., Eastern Time, on Wednesday, June 18, 1997 (the "Expiration Date"). The Company, however, may extend the Expiration Date on a daily basis or otherwise, in which event the term "Expiration Date" will mean the time and date to which the Company has extended this Offer. See "The Tender Offer--Terms of this Offer."

Dutch Auction Price Range...  On the Letter of Transmittal, a tendering
                              Noteholder must check the box beside the price per $1,000 of principal amount of Notes at which it tenders its Notes. UNLESS OTHERWISE NOTED THEREON, ALL NOTES WILL BE DEEMED TENDERED AT THE PRICE INDICATED. The price at which a Noteholder may tender its Notes will be from $800 per $1,000 principal amount to $900 per $1,000 principal amount, in integral multiples of $5 of principal amount, plus a percentage of accrued interest equal to the percentage of principal at which such notes are tendered. IF A NOTEHOLDER DOES NOT CHECK A BOX ON THE LETTER OF TRANSMITTAL INDICATING A PRICE AT WHICH IT IS TENDERING ITS NOTES, IT SHALL BE DEEMED TO HAVE TENDERED ALL OF SUCH NOTES AT $800 PER $1,000 OF PRINCIPAL AMOUNT, PLUS 80% OF ACCRUED INTEREST. See "The Tender Offer--Terms of this Offer."

Aggregate Purchase Price....  $12,000,000, plus a portion of accrued interest on the principal purchased.

Proration...................  If Noteholders tender a greater principal amount of Notes than necessary for the Company to spend the Aggregate Purchase Price, the Company will purchase the Notes tendered at the lowest price in the Dutch Auction Price Range and at each succeedingly higher price until it spends the Aggregate Purchase Price. If Noteholders tender more Notes at the highest applicable price than necessary for the Company to spend the Aggregate Purchase Price, the Company intends to request the

                              Depositary to prorate the purchase of the Notes tendered at such price in proportion to the aggregate principal amount of the Notes tendered at such price. Tendering Noteholders at lower prices will only receive such lower price, but will not be subject to proration. The Depositary will return any Notes not accepted as soon as possible after determining which Notes the Company has accepted. See "The Tender Offer--Proration."

Letter of Transmittal.......  To effectuate a valid tender of Notes, the
                              Depositary must receive a properly completed
                              Letter of Transmittal with respect thereto. Only a registered holder of Notes on the Note register or a person registered as the holder of Notes on the records of a Clearing Agency (as hereinafter defined) that delivers an omnibus endorsement to the Depositary may complete a Letter of Transmittal. Such a person (referred to herein as a Noteholder) must complete the Letter of Transmittal in accordance with the instructions contained herein and therein and deliver it along with the certificates for such Notes and any other required documents to the Depositary on or before the Expiration Date. A person that is registered as the holder of Notes on the records of a Clearing Agency should ensure that such Clearing Agency delivers the physical certificates representing such Notes to the Depositary on or before the Expiration Date. A beneficial holder of Notes that is not the registered holder thereof as described above should instruct the bank, broker, custodian, fiduciary, nominee, securities dealer, trust company, or other person that is the registered holder thereof to tender such Notes on its behalf if such beneficial holder desires to tender its Notes pursuant to this Offer. See "The Tender Offer--Procedure for Tendering Notes."

Guaranteed Delivery.........  If a Noteholder cannot deliver a Letter of
                              Transmittal and its Notes to the Depositary on or before the Expiration Date, such Noteholder may tender its Notes through an Eligible Institution (as hereinafter defined) that guarantees such Noteholder's delivery thereof. To effect such a tender, the Eligible Institution must deliver a Notice of Guaranteed Delivery (a "Notice of Guaranteed Delivery") substantially in the form enclosed herewith to the Depositary on or before the Expiration Date. Within five business days after delivery thereof, the Eligible Institution must deliver to the Depositary a properly completed Letter of Transmittal along with the Note certificates to which it applies. See "The Tender Offer--Procedure for Tendering Notes."

Federal Income Tax
   Considerations...........  A Noteholder who sells a Note to the Company pursuant to this Offer will recognize gain or loss in an amount equal to the difference between its basis in such Note and the cash received upon such sale, other than cash paid in respect of accrued interest. Any gain that is not market discount will constitute capital gain, if the Noteholder held such Note as a capital asset. Any accrued market discount that the Noteholder has not previously elected to include in income will be taxed as ordinary income. A Noteholder that has elected to deduct bond premium may deduct any unamortized bond premium on the sale of its Note as an ordinary loss. See "Certain Federal Income Tax Considerations."

Tax Withholding.............  Unless the Depositary receives a properly completed Substitute Form W-9 from a Noteholder, the Depositary will withhold from the amounts payable thereto pursuant to this Offer federal income tax equal to 31% of such amount. For the convenience of each Noteholder, a blank Substitute Form W-9 that it can complete is part of the Letter of

                              Transmittal. See "The Tender Offer--Payment for Accepted Notes" and "Certain Federal Income Tax Considerations--Backup Withholding."

Withdrawal of Tendered
  Notes.....................  A Noteholder may withdraw its tendered Notes at any time prior to the Expiration Date. To withdraw Notes, such Noteholder must deliver to the Depositary a written notice of withdrawal. See "The Tender Offer--Withdrawal Rights."

Delivery of Letter of
  Transmittal and Note
  Certificates..............  A Noteholder who desires to tender some or all of its Notes pursuant to this Offer should deliver its completed Letter of Transmittal along with its Note certificates and other required documents to the Depositary at one of the addresses set forth below. Delivery of any and all documents to the Depositary will be deemed to have occurred only upon the Depositary's actual receipt thereof at one of these addresses.

                                     Address for Incoming U.S. Postal Mail:

                                              Fleet National Bank
                                                   CT OP TO6A
                                           Corporate Trust Operations
                                             Attn:  Reorganization
                                                 P.O. Box 5080
                                            Hartford, CT  06102-5080
                                          Telephone No. (860) 986-1271
                                          Facsimile No. (860) 986-7908

                                       Address for Incoming Express Mail:

                                              Fleet National Bank
                                                   CT OP TO6A
                                           Corporate Trust Operations
                                             Attn:  Reorganization
                                               150 Windsor Street
                                              Hartford, CT  06120
                                          Telephone No. (860) 986-1271
                                          Facsimile No. (860) 986-7908

                                     Address for Hand Delivery in New York:

                                              Fleet National Bank
                                  c/o First Chicago Trust Company of New York
                                      14 Wall Street, 8th Floor, Window 2
                                              New York, NY  10015

                                  THE COMPANY

GENERAL

     The Company and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 123,000 members as of March 31, 1997. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 300 recreational facilities.

CURRENT BUSINESS STRATEGY

     The Company's current business strategy is to improve its campground operations, stabilize its campground membership base, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company believes that the ultimate size of its campground system and the amounts realized from future asset dispositions will depend principally upon the degree to which the Company can successfully implement this strategy.

CAMPGROUND OPERATIONS

     Campgrounds. The Company and its subsidiaries own and operate a network of 58 membership-based campgrounds located in 19 states and British Columbia, Canada. The Company owns and operates a network of 35 of these campgrounds under the Thousand Trails logo, and NACO owns and operates a network of 23 of these campgrounds under the NACO logo. The 58 campgrounds contain a total of approximately 19,300 campsites.

     Members using the campgrounds may bring their own recreational vehicles ("RVs"), tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of March 31, 1997, there were approximately 79,000 campground members in the Thousand Trails system and 44,000 campground members in the NACO system. However, approximately 33% of the NACO campground members and approximately 50% of the Thousand Trails campground members possess the right to use the campgrounds in both networks. The largest percentage of campground members reside in California (approximately 37%). Large numbers of campground members also reside in Florida, Oregon, Texas, and Washington.

     Memberships permit the member's family to use the campgrounds, but do not convey an ownership interest in the Company or the campgrounds with the exception of six campgrounds in which members have purchased undivided interests in the campground. A member also does not possess the right to use a specific campsite, trailer, or cabin, or the right to control further development or operation of a campground.

     Depending upon member usage, the campgrounds are open year-round or on a seasonal basis. The campgrounds feature campsites with electrical, water, and in some cases, sewer connections for RVs, restroom and shower facilities, rental trailers or cabins, and other recreational amenities. At each campground, a manager and staff provide security, maintenance, and recreational programs that vary by location.

     The Company derives other campground revenue from renting trailers, cabins, and sports equipment to members, selling food and other items to members from convenience stores located at the campgrounds, and providing the members access to laundry facilities and game machines. The Company also charges members a fee for storing recreational vehicles and providing food service.

     Membership Sales. Prior to April 1992, the Company sold new campground memberships on an installment basis at sales prices up to $8,000. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, as part of its focus on ongoing revenues from campground operations, the Company determined that it should increase its sales and marketing efforts in order to replenish its campground membership base. As a result, in May 1994, the Company instituted a new sales program under which it began selling new campground memberships on a limited basis. In May 1995, the Company introduced new membership products, and significantly increased its sales and marketing efforts for the summer of 1995. The Company has focused its membership sales efforts primarily on guests referred by existing members and RV dealers, whom management believes are more likely to purchase memberships.

     The new membership products offer the consumer a choice of membership options ranging from the use of one campground to the entire system of campgrounds with prices ranging from $695 to $2,995. In addition, the new membership products offer a choice of annual dues levels ranging from $219 for 15 nights of use to $1,095 for 365 nights of use. The member is charged a nightly fee for camping more days than are included in the dues option selected. The Company does not finance sales with prices of less than $895. For sales with prices of $895 and higher, the Company requires a down payment of at least 25% of the sales price and will finance the balance over a period of up to 12 months.

     The Company has the capacity to sell approximately 67,000 additional new campground memberships in the future, assuming the sale of ten memberships for each existing campsite. Any downsizing of the Company's business would reduce this capacity.

     Dues. Campground members pay annual dues ranging from $60 to $1,095. The annual dues collected from campground members constitute general revenue of the Company. Although the Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds, the membership agreements do not require the Company to use the dues for any specific purpose.

     The average annual dues paid by the Company's campground members were $335 for the year ended June 30, 1996. This same average was $329 and $315 for the years ended June 30, 1995 and 1994, respectively. The increases resulted from the Company's TTN Alliance Program, which was concluded on March 31, 1995, and the regular increase in dues implemented by the Company each year in accordance with the terms of the membership agreements. These regular annual increases averaged 2%, 4%, and 6% per member for the years ended June 30, 1996, 1995, and 1994, respectively.

     The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 36% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

     Maintenance and Improvements. The Company's campgrounds require a significant amount of maintenance, repairs, and improvements, which has been deferred, in part, as a result of general cost-cutting measures. During fiscal 1996, the Company spent $4.0 million on major maintenance, repairs, and improvements at the campgrounds. The Company anticipates that it will spend an additional $4.2 million during fiscal 1997 on such maintenance, repairs, and improvements.

     Reciprocal Use. NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Thousand Trails systems, may join Resort Parks International ("RPI"). A wholly owned subsidiary of the Company operates the RPI program, which offers a reciprocal program for members of approximately 300 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of March 31, 1997, there were approximately 85,000 RPI members, of which approximately 61,000 were members of campgrounds that are not affiliated with the Company.

     Campground Management. During fiscal 1994, Wilderness Management, a wholly owned subsidiary of the Company, began to manage public campgrounds for the U.S. Forest Service. As of March 31, 1997, Wilderness Management had entered into management contracts covering 40 campgrounds containing a total of approximately 1,500 campsites. Pursuant to these contracts, the Company incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the Forest Service.

RESORT OPERATIONS

     Over the past several years, NACO has been selling the assets it owns at eight resorts located in seven states. NACO currently owns and operates the resort amenities at one of these locations. NACO's other interest in the resorts presently consists of approximately 600 residential lots and other miscellaneous real estate.

ASSET SALES

     The sale of excess assets is a key component of the Company's current business strategy. During the first three quarters of fiscal 1997, and during fiscal 1996, 1995, and 1994, the Company sold certain of its real estate assets and received proceeds of $3.0 million, $7.2 million, $1.1 million, and $10.4 million, respectively. During this period, the Company sold its timeshare management operations and all of its remaining timeshare inventory at the resorts, the country club and golf operations at five of the resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the resorts. In addition, the Company sold 11 campgrounds as well as unused buildings and trailers, certain undeveloped land, and excess acreage associated with the campgrounds. Over the next several years, the Company intends to dispose of its remaining assets at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped land and excess acreage associated with the campgrounds. However, no assurance exists that the Company will be able to locate a buyer for these assets or that sales on acceptable terms can be effected. In addition, the disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions.

CONTRACTS RECEIVABLE

     Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. The collection of these contracts receivable is a key component of the Company's current business strategy.

     The Company charges interest on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 9.5% to 16.0%, with an approximate weighted average stated interest rate of 13.0% as of March 31, 1997. Monthly installment payments range from $38 to $182 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, do not exceed five years and contract terms under the Company's present campground membership sales program are limited to one year. At March 31, 1997, approximately 96% of the Company's campground and resort members had paid for their membership or resort interest in full.

     As of March 31, 1997, the Company owned contracts receivable from campground and resort members with an aggregate principal balance of $14.1 million, consisting of $3.8 million of contracts receivable associated with the NACO campgrounds, $8.9 million of contracts receivable associated with the Thousand Trails campgrounds, $1.3 million of contracts receivable associated with the resorts, and $149,000 of contracts receivable associated with SoPac Resort Properties, Inc., a former affiliate.

     Under the Loan Agreement, all collections on the contracts receivable, including principal, interest, and fees, must be paid to Foothill and applied to reduce outstanding borrowings under the Loan Agreement.

                             FINANCIAL INFORMATION

     The Company reports its financial results on a fiscal year ending June 30. The Company's annual financial statements for fiscal 1996 are included in its Annual Report on Form 10-K for the year ended June 30, 1996 (the "Form 10-K") previously delivered to Noteholders. The Company's interim financial statements for the nine months ended March 31, 1997 are included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 (the "Form 10-Q") delivered with this Offer to Purchase.

     Since reorganizing under Chapter 11 on December 31, 1991, the Company's annualized operating revenues have decreased by $26.3 million (29%). Over the same period, the Company has decreased its annualized operating expenses by $52.1 million (46%), and implemented a program under which certain campground members voluntarily increased their annual dues by an aggregate of $2.1 million. During this period, the Company has concentrated on increasing continuing revenues and decreasing continuing expenses. The Company has closed 11 campgrounds and has changed other campgrounds to seasonal operations, reduced staff, consolidated its administrative functions, deferred maintenance, and reduced service levels. The Company has also disposed of certain campgrounds and other non-core assets. However, the Company's membership base has declined significantly during this period from 167,000 at December 31, 1991 to 123,000 at March 31, 1997; and the membership base is presently declining at the rate of approximately 8% per year. The Company attributes this continuing attrition principally to its aging membership base, approximately 50% of whom are senior citizens.

     During fiscal 1996, the Company stabilized its operations, which it had been seeking to accomplish since 1991, and achieved a positive contribution from operations of $4.8 million. For the nine months ended March 31, 1997, the Company had a positive contribution from operations of $6.5 million, compared with $4.9 million for the same period last year. For this purpose, the contribution from operations is defined as operating income before interest income and expense, gain on asset dispositions, restructuring costs, taxes and other nonrecurring income and expenses.

                       SELECTED FINANCIAL AND OTHER DATA

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL DATA)



                                                                                                                 Predecessor
                                                                                                                    Entity
                                                                                                                 ------------
                                        For the nine months                                          For the six months ended
                                          ended March 31,         For the year ended June 30,        June 30,    December 31,
                                        -------------------  --------------------------------------  ------------------------
                                          1997      1996      1996      1995      1994      1993      1992          1991
                                        --------  ---------  --------  --------  --------  --------  ---------   -------------
                                                                                                                        (1)
STATEMENT OF OPERATIONS DATA:
Total revenue                           $ 55,694  $ 69,977  $ 91,996  $ 91,546  $100,922  $ 98,189   $ 54,310        $ 63,670
Membership dues                           29,700    29,956    39,924    41,175    43,200    39,555     19,170          20,345
Other campground/resort revenues          12,852    16,641    22,288    23,506    23,524    26,856     13,224          13,401
Membership and resort interest sales       2,966     2,798     3,987     4,228     3,975     4,427      6,442          15,140
Interest income                            2,875     5,146     6,756     9,935    12,202    16,345     11,780          12,090
Interest expense and amortization          7,321    13,399    17,693    20,960    21,446    22,249     11,947          13,578
Income (loss) from operations before
 taxes, minority interest and
 extraordinary item                        2,505     4,771       488   (11,668)   (5,967)   (9,781)   (23,195)          7,151
Extraordinary gain on debt repurchases        --     1,390     1,390        --        --     2,507         --              --
Net income (loss)                          2,025     6,150     1,837   (11,923)   (6,046)   (7,582)   (21,737)          6,276
Dividends paid (2)                            --        --        --        --        --        --         --              --
Earnings (loss) per share data (3):                                                                                        (4)
Income (loss) before extraordinary
  item                                       .27      1.29       .12     (3.22)    (1.81)    (2.73)     (5.88)
Extraordinary item                            --       .37       .38        --       .18       .68         --
Net income (loss)                            .27      1.66       .50     (3.22)    (1.63)    (2.05)     (5.88)
Weighted average number of
  shares outstanding                       7,469     3,703     3,703     3,703     3,703     3,703      3,697              (4)
BALANCE SHEET DATA:
  (AT END OF PERIOD)
Cash and cash equivalents (5)              1,547    36,255    37,403    50,596    50,059    44,359     32,989          43,233
Receivables, net                           7,669    15,541    13,219    18,698    32,585    57,731     93,442         119,316
Campground properties                     43,057    46,524    45,676    51,327    49,330    47,939     49,582          58,552
Resort properties                          1,857     2,977     2,902     5,736     6,612    11,252     11,578          12,530
Total assets                              62,786   110,331   109,754   135,886   148,164   170,067    196,788         242,567
Secured Notes, net                            --    93,291    94,350   115,490   110,854   115,389    123,511         113,095
Borrowings under Loan Agreement            5,300        --        --        --        --        --         --              --
Pay-in-Kind Notes                         42,864        --        --        --        --        --         --              --
Other notes payable                          681     1,923     1,102     4,753     5,503     7,558     12,960          29,588
Stockholders' equity (deficit)           (22,985)  (23,675)  (27,991)  (29,821)  (17,912)  (11,793)    (4,151)         17,586

PRO FORMA DATA (6):
Interest expense and amortization          6,987
Cash interest expense                      8,882
Net income                                 4,334
Net income per share                         .58

STATISTICAL DATA:
  (AT END OF PERIOD)
Number of operating campgrounds               58        58        58        60        62        65         69              69
Number of campsites                       19,100    19,300    19,300    19,400    20,000    20,400     21,600          21,600
Number of members                        123,000   131,000   128,000   136,000   149,000   157,000    165,000         167,000
Average annual dues per member          $    344  $    334  $    335  $    329  $    315  $    290   $    246        $    243
Average cost per camper night             $17.46    $17.35    $18.03    $19.69  $  18.36    $17.29     $16.55          $18.28
----------------

                                  (continued)

(Footnotes continued)

(1) "Fresh Start Reporting" under the provisions of SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," was reflected as of December 31, 1991, in the above balance sheet captions. As a result, information for the years ended June 30, 1996, 1995, 1994 and 1993, the six months ended June 30, 1992, and the nine months ended March 31, 1997 and 1996 was prepared as if the Company is a new reporting entity and a black line is shown to separate it from prior period information since it was not prepared on a comparable basis.

(2) The indenture for the Secured Notes, which was discharged in the Restructuring on July 17, 1996, prohibited the Company from paying any cash dividends until the Secured Notes were repaid. In addition, the Loan Agreement prohibits the payment of any cash dividends without the consent of Foothill until the borrowings under the Loan Agreement are repaid, and the Indenture for the Notes prohibits the payment of any cash dividends until the Notes are repaid.

(3) In the Restructuring on July 17, 1996, the Company issued a total of 3,680,550 additional shares of Common Stock, which represent approximately 50% of the shares of Common Stock currently outstanding.

(4) Income (loss) per share is not meaningful due to reorganization and revaluation entries and the issuance of a material amount of Common Stock in a stock split and bankruptcy reorganization. At March 31, 1997, there were 7,383,276 shares of Common Stock outstanding, compared with 1,000 shares immediately before the consummation of the reorganization on December 31, 1991. Outstanding warrants and stock options are excluded from the net loss per share computation as they would reduce net loss per share, which is anti-dilutive.

(5) Prior to the Restructuring, cash held by the Company and its wholly owned subsidiaries, other than that required for operations, was generally deposited in accounts that were pledged for the benefit of the holders of the Secured Notes. Under the Loan Agreement, cash held by the Company and its wholly owned subsidiaries is generally deposited in accounts that are controlled by, and pledged to, Foothill.

(6) The pro forma data for the nine months ended March 31, 1997 give effect to the assumed expenditure of the Aggregate Purchase Price to purchase Notes at the middle price in the Dutch Auction Price Range and the incurrence of additional indebtedness under the Loan Agreement to pay such price and related costs, as if they had occurred on July 17, 1996, the date of issuance of the Notes.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     For purposes of computing the following ratios of earnings to fixed charges, earnings represent income (loss) from continuing operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and one-third of rental expense relating to operating leases, which management believes is representative of the interest factor. The following table demonstrates the Company's historic and pro forma operating coverage and deficiencies as reflected in the consolidated ratios of earnings to fixed charges.


                                                                                                            Six months ended
                                                                            Year ended June 30,           --------------------
                                            Nine months ended      ----------------------------------     June 30,    Dec. 31,
                                              March 31, 1997       1996     1995       1994      1993      1992(1)    1991 (1)
                                           -----------------------------------------------------------------------------------
                                           Pro forma    Historic
                                           ---------    --------
Earnings to Fixed Charges Ratio            1.39:1(2)    1.33:1     1.03:1      (3)       (3)       (3)        (3)     1.52:1
Dollar Amount of Deficiency (in
 thousands)                                  N/A          N/A      N/A      ($11,668)  ($5,967)  ($9,781)  ($23,195)    N/A


----------------

(1) Applying the principles of "fresh start reporting," the Company's operations for the year ended June 30, 1992 have been separated into two periods, pre-emergence and post-emergence from bankruptcy. The Company emerged from bankruptcy proceedings on December 31, 1991.

(2) The pro forma ratio gives effect to the assumed expenditure of the Aggregate Purchase Price to purchase Notes at the middle price in the Dutch Auction Price Range and the incurrence of additional indebtedness under the Loan Agreement to pay such price and related costs, as if they had occurred on July 17, 1996, the date of issuance of the Notes.

(3) As a result of losses incurred, the Company was unable to fully cover fixed charges for the six months ended June 30, 1992, and fiscal years 1993 through 1995.

                                   THE NOTES

GENERAL

     The Notes were issued pursuant to an Indenture dated as of July 17, 1996 (as supplemented, the "Indenture"), among the Company, the Guarantors and Fleet National Bank, as Trustee. The Indenture was supplemented on November 20, 1996, to evidence the assumption of the Indenture, the Notes and the other Note Documents by the Company, as successor by merger to its predecessor corporation. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     Set forth below is a summary of certain provisions of the Notes and the Indenture. The summary does not purport to be complete and is qualified in its entirety by reference to the Notes and the Indenture. The Indenture is available for inspection at the corporate trust office of the Trustee and as described under "Additional Information."

     Certain capitalized terms used in the following description have the meanings set forth in the Indenture. References to the Company in this section of this Offer to Purchase do not include the Company's subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     As of the date hereof, $42,590,862 principal amount of Notes is outstanding. The Notes mature July 15, 2003. Interest on the Notes accrues at the rate of 17 1/2% per annum through and including January 15, 1998, and at the rate of 12% per annum thereafter. Interest at 5 1/2% per annum for the period through and including January 15, 1998 was prepaid to the initial holders of the Notes at the time of issuance. All remaining interest will be payable semi-annually on January 15 and July 15 of each year to holders of record on the immediately preceding January 1 and July 1, in cash or additional Notes, at the Company's option, through July 15, 2000 and in cash thereafter. However, the Indenture requires that interest payments on or prior to July 15, 2000 be paid only in additional Notes so long as the Senior Indebtedness is outstanding.

SUBSIDIARY GUARANTEE

     The Company's obligations under the Notes and the other Note Documents are unconditionally guaranteed, jointly and severally, pursuant to the Subsidiary Guarantee by all existing Subsidiaries of the Company (other than an immaterial utility subsidiary), each of which is Wholly Owned, and all future Wholly Owned Subsidiaries of the Company. The Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by each Guarantor without rendering the Subsidiary Guarantee, as it relates to such Guarantor, voidable under the United States Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers or similar state laws.

     So long as an Event of Default has not occurred and the Notes have not been accelerated, the Indenture and the Subsidiary Guarantee provide that Guarantors may be released from their obligations under the Subsidiary Guarantee without obtaining any consent or release from the Trustee when they are disposed of in compliance with the requirements of the Indenture.

RANKING

     The indebtedness represented by the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment in full of the Senior Indebtedness. Senior Indebtedness is defined as the Indebtedness under the Loan Agreement and related documents, as the same may be amended, modified, extended, refinanced or replaced from time to time, provided that the final maturity thereof is not extended more than one year after the initial final maturity thereof. The payment of the obligations of the Guarantors under the Subsidiary Guarantee is also subordinated in right of payment, as set forth in the Subsidiary Guarantee, to the payment in full of the Senior Indebtedness. The outstanding principal amount of the Senior Indebtedness was $5.3 million as of March 31, 1997; however, at such date, $18.3 million principal amount of such Indebtedness would have been outstanding after giving effect to borrowings under the Loan Agreement to finance the purchase of Notes pursuant to this Offer and the payment of related expenses and assuming the expenditure of the Aggregate Purchase Price.

     Only the Senior Indebtedness ranks senior to the Notes or the Subsidiary Guarantee in accordance with the provisions of the Indenture and the Subsidiary Guarantee. The Notes and the Subsidiary Guarantee in all respects rank pari passu with all other Indebtedness of the Company and the Subsidiaries, other than Subordinated Indebtedness, and rank senior to any Subordinated Indebtedness permitted by the Indenture. However, the Indenture permits a limited amount of Permitted Purchase Money Indebtedness, Capitalized Lease Obligations and certain secured Indebtedness existing on the Issue Date, as well as a Working Capital Replacement Facility that may refinance or replace up to $10 million of the Senior Indebtedness for working capital purposes.

The Indenture provides that neither the Company nor a Subsidiary will incur, directly or indirectly, any Indebtedness, other than the indebtedness permitted above, which is subordinate or junior in ranking in any respect to the Senior Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the Notes.

     By reason of such subordination provisions contained in the Indenture and the Subsidiary Guarantee, in the event of insolvency, creditors of the Company or the Guarantors who are lenders under the Senior Indebtedness may recover more, ratably, than the holders of Notes, and creditors of the Company who are not lenders under the Senior Indebtedness or holders of the Notes may recover less, ratably, than lenders under the Senior Indebtedness and may recover more, ratably, than the holders of Notes.

SECURITY

     Generally. The Notes and the Subsidiary Guarantee are currently unsecured obligations of the Company and the Guarantors. Upon repayment in full of the Senior Indebtedness, the Notes and the Subsidiary Guarantee will be secured by the same assets as then secure the Senior Indebtedness, other than cash and other Cash Equivalents and other assets required to secure any Working Capital Replacement Facility. Currently, the Loan Agreement is secured by substantially all of the assets of the Company and the Subsidiaries other than (i) certain leasehold interests and other leased assets, (ii) certain vehicles, trailers and other equipment; (iii) equipment subject to financing and any newly acquired or leased assets financed with Permitted Indebtedness and (iv) any agreements, permits, licenses or the like that cannot be subjected to a Lien without the consent of third parties, which consent has not been obtained.

     Subject to the continuing collateral requirements of any Working Capital Replacement Facility, the assets available to secure the Notes and the Subsidiary Guaranty after repayment of the Senior Indebtedness, include, as of the date hereof, the following: (i) the capital stock of the Company's subsidiaries, (ii) campgrounds and common amenities at one resort owned by a Subsidiary, together with related improvements, certain equipment, and certain other tangible personal property located there to the extent existing mortgages do not prohibit such Liens, (iii) the closed campgrounds and other real estate that the Company and the Subsidiaries own and are in the process of selling,
(iv) the contracts receivable that the Company and the Subsidiaries own and (v) all indebtedness owed to the Company by its Subsidiaries, together with any related Liens.

     Disposition of Collateral. So long as an Event of Default has not occurred and the Notes have not been accelerated, the Indenture provides that the Company and the Subsidiaries may dispose of their properties free from the Liens of the Collateral Documents without obtaining any consent or release from the Trustee; provided that the Company complies with the requirements of the Indenture and any applicable appraisal and other requirements of the Trust Indenture Act.

OPTIONAL REDEMPTION

     The Notes are redeemable at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days' notice to each holder of Notes, at the redemption price of 100% of principal amount, plus accrued interest to the redemption date. The Company is not required to make sinking fund payments with respect to the Notes.

CHANGE OF CONTROL REPURCHASE OFFER

     In the event that a Change of Control has occurred, each holder of Notes has the right, at such holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such holder's Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

TRADING

     An established public trading market for the Notes does not exist. The Company, however, has filed a shelf registration statement (the "Shelf Registration Statement") registering the transfer of the Notes on behalf of certain holders thereof, certain of whom are affiliated with the Company. The Securities and Exchange Commission (the "Commission") declared the Shelf Registration Statement effective on February 28, 1997.

     The securities laws of some states prohibit or restrict trading in the Notes. The Company, however, has either registered or obtained exemptions to permit secondary trading in the Notes in the States of New York, Illinois, California, Texas, Florida and Wisconsin. Moreover, many other jurisdictions have statutory exemptions that permit certain institutions to trade the Notes.

COVENANTS

     The Indenture restricts, among other things, (i) the incurrence of additional indebtedness, (ii) the incurrence of Liens, (iii) the payment of dividends and distributions, (iv) the making of loans and investments, (v) transactions with affiliates, (vi) agreements restricting the ability of certain of the Company's subsidiaries to pay dividends or make other distributions on their capital stock, (vii) the Company's ability to conduct other businesses,
(viii) the sale or other disposition of assets, and (ix) certain mergers, consolidations and transfers of all or substantially all of the assets of the Company and its subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

     Events of Default.  The Indenture defines an Event of Default to include
(i) the failure by the Company to pay any installment of interest on the Notes as and when due and payable and the continuance of any such failure for 30 days,
(ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including failure to make any payment required upon a Change of Control Offer, as and when due, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Note Documents and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 30% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any Material Subsidiary, (v) default under (a) the Senior Indebtedness or (b) any indenture, loan agreement, mortgage, bond, promissory note or other agreement or instrument under which there may be issued or by which there may be secured or evidenced any other Indebtedness by the Company or any Subsidiary, or the payment of which is guaranteed by the Company or any Subsidiary, and such default is either (i) caused by a failure to pay when due principal or interest on such Indebtedness within any grace period applicable thereto or (ii) results in or requires the prepayment, repurchase, redemption, or defeasance of any such Indebtedness prior to its express maturity, or requires that the Company or any Subsidiary offer to take any of the foregoing actions and, in each case in respect of clause (b), the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or with respect to which there has been an acceleration, aggregates $2,000,000 or more,
(vi) final unsatisfied judgments not covered by insurance aggregating at least $2,000,000 at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days and (vii) the repudiation by any Subsidiary of its obligations under the Subsidiary Guarantee, or any judgment or decree by a court or governmental agency of competent jurisdiction declaring the unenforceability of the payment obligations under the Subsidiary Guarantee or any of the Collateral Documents (subject to a 10-day grace period in the case of any Collateral Document).

     Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above), then in every such case unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of 30% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company, and to the Trustee if given by such holders, may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to the Company or any of its Material Subsidiaries occurs, all principal and accrued interest will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the holders of Notes. The holders of not less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal on the Notes that became due as a result of the acceleration, have been cured or waived.

     The holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all such holders any Default or Event of Default, except a Default in the payment of principal of or interest on any Note not yet cured, or a Default or Event of Default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note affected.

REMEDIES WITH RESPECT TO COLLATERAL

     In General.   Specific rights and remedies of the Trustee under the
Collateral Documents, once executed, will include the right of the Trustee to sell any Collateral and to apply the net proceeds to the Notes in accordance with the terms of the Indenture and the Collateral Documents.

     Limitations on Foreclosure. Some states, including California, Oregon and Washington, have non-disturbance statutes that place limitations on the ability of the owner of a campground to close the campground or a lienholder to foreclose its lien. In certain states, these statutes permit the owner of a campground to close the campground or a lienholder to foreclose its lien if the holders of memberships at the campground receive access to a comparable campground. The Mortgages on the campgrounds included in any Collateral will contain non-disturbance provisions that limit the ability of the Lienholder to foreclose its Lien unless the holders of the related memberships receive access to a comparable campground. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely affect the implementation of, and the benefits or recoveries that may be available from, foreclosures in respect of such Collateral.

MODIFICATION OF THE INDENTURE AND COLLATERAL DOCUMENTS

     The Indenture provides that the Indenture and the Collateral Documents may be modified by a vote of holders of 66 2/3% in aggregate principal amount of the Notes, except in certain circumstances that require unanimous consent including, without limitation, changes with respect to payment of principal, premium and interest (upon redemption, maturity or otherwise) and the release of Guarantors or Collateral, except as otherwise provided by the Indenture.

REQUIREMENTS FOR CERTAIN ACTIONS

     The Indenture provides that for the purposes of any modification of the Indenture or the Note Documents, the requisite 66 2/3% in principal amount of outstanding Notes will take into account Notes held by Affiliates controlling the Company in the absence of a Default or Event of Default. However, the majority in principal amount of outstanding Notes required for any waivers or certain other actions after a Default or Event of Default, and the 30% in principal amount required for notices of default or acceleration, will disregard Notes held by Affiliates controlling the Company.

                               THE TENDER OFFER

TERMS OF THIS OFFER

     DUTCH AUCTION PRICE RANGE. Upon the terms and conditions set forth herein, the Company hereby offers to purchase Notes tendered within the Dutch Auction Price Range to the extent necessary for the Company to spend up to the Aggregate Purchase Price. On the Letter of Transmittal, a tendering Noteholder must check the box beside the price per $1,000 of principal amount of Notes at which it tenders its Notes. UNLESS OTHERWISE NOTED THEREON, ALL NOTES WILL BE DEEMED TENDERED AT THE PRICE INDICATED. The price at which a Noteholder may tender its Notes will be from $800 per $1,000 of principal amount to $900 per $1,000 of principal amount, in integral multiples of $5 of principal amount, plus a percentage of accrued interest equal to the percentage of principal at which such Notes are tendered. IF A NOTEHOLDER DOES NOT CHECK A BOX ON THE LETTER OF TRANSMITTAL INDICATING THE PRICE AT WHICH IT IS TENDERING ITS NOTES, SUCH NOTEHOLDER WILL BE DEEMED TO HAVE TENDERED ITS NOTES AT $800 PER $1,000 OF PRINCIPAL AMOUNT, PLUS 80% OF ACCRUED INTEREST. Interest will accrue on the Notes purchased through the day when the Company transfers the purchase price therefor to the Depositary.

     EXPIRATION DATE. Only Notes validly tendered on or before the Expiration Date and not withdrawn will be eligible for purchase pursuant to this Offer. A Noteholder desiring to tender its Notes pursuant to this Offer may tender such Notes pursuant to the terms and conditions set forth herein beginning on the date hereof and ending at 5:00 p.m., Eastern Time, on Wednesday, June 18, 1997, or if extended, the time and date to which the Company has extended this Offer.

     COMPANY'S DETERMINATION FINAL AND BINDING. The Company's interpretation of the terms and conditions of this Offer is final and binding. The Company, in its sole discretion, will determine all questions concerning acceptance, form, time of receipt, validity, withdrawal, and any other matter with respect to this Offer. Moreover, notwithstanding anything to the contrary herein, on or before the Expiration Date the Company may abandon this Offer or amend it in any respect. The tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), however, will limit the Company's ability to delay paying for any tendered Notes that the Company has accepted. These rules require the payment of the consideration offered or the return of the tendered securities promptly after the abandonment or termination of this Offer.

     The Company reserves the right to reject any or all tenders of Notes that it determines are in inappropriate form or the acceptance or payment for which may be unlawful. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Notes or any particular Noteholder. A tender or withdrawal of Notes will not be validly made until all defects and irregularities have been cured or expressly waived. Neither the Company nor the Depositary, however, will be obligated to notify a Noteholder of any defects or irregularities in its tender or withdrawal.

     ABANDONMENT OR AMENDMENT. If the Company abandons or amends this Offer, the Company will promptly publicly announce such abandonment or amendment. If the Company extends the Expiration Date, the Company will publicly announce such extension no later than 9:00 a.m., Eastern Time, on the business day immediately after the previously scheduled Expiration Date. The Company will make such public announcement of any abandonment, amendment, or extension by making a release to the Dow Jones News Service. In any public announcement extending the Expiration Date, the Company will disclose the approximate principal amount of Notes tendered at that time. If the Company changes this Offer or the information with respect thereto, the tender offer rules under the Exchange Act may require the Company to disseminate additional tender offer materials and extend the Expiration Date to permit adequate dissemination thereof.

     CONDITIONS. Notwithstanding anything to the contrary herein, the Company's obligation to purchase any Notes tendered pursuant hereto shall be subject to
(a) receipt of the funds to pay the purchase price and related costs from borrowings under the Loan Agreement and (b) the absence of: (i) any pending or threatened action, claim, or proceeding before any court or other governmental authority seeking to limit or prohibit the Company's purchase of Notes, or to make the Company's purchase of Notes pursuant to this Offer illegal, (ii) any enacted or proposed injunction, order, regulation, or statute that directly or indirectly limits or prohibits the Company's purchase of Notes or makes the Company's purchase of Notes pursuant to this Offer illegal, or (iii) any Event of Default under the Indenture. The occurrence of any of the foregoing items shall be in the sole judgment of the Company, which shall be final and binding.
The foregoing conditions are for the sole benefit of the Company and it may waive any of them at any time, notwithstanding any failure to assert the existence thereof at any prior time.

PROCEDURE FOR TENDERING NOTES

     LETTER OF TRANSMITTAL. To effectuate a valid tender of Notes, the Depositary must receive a properly completed Letter of Transmittal with respect thereto at one of the addresses set forth on the back cover hereof, along with the certificates for the tendered Notes and any other required documents. Only a registered holder of Notes on the Note register or a person registered as the holder of Notes on the records of a Clearing Agency that delivers an omnibus endorsement to the Depositary may complete a Letter of Transmittal. The Depositary will request Depository Trust Company and its nominee Cede & Co., Midwest Securities Trust Company and its nominee Kray & Co., and the Philadelphia Depository Trust Company and its nominee Philadep & Co. (collectively, the "Clearing Agencies") to deliver to the Depositary an omnibus endorsement for the benefit of the persons registered on their records as the holders on the Expiration Date of the Notes for which they are the registered holders. If a Clearing Agency delivers such an endorsement, the persons designated thereon may complete, execute, and deliver a Letter of Transmittal with respect to the Notes for which such endorsement indicates that they are the holders as if they were the registered holders thereof. On or before the Expiration Date, however, such a Clearing Agency must deliver to the Depositary the Note certificates representing any such Notes.

     Unless a Noteholder is an Eligible Institution, such Noteholder must have its signature guaranteed by an Eligible Institution that is a member of: (i) the Securities Transfer Agents Medallion Program, (ii) the New York Stock Exchange Medallion Signature Program, or (iii) the Stock Exchange Medallion Program (collectively, the "Medallion Programs").

     An "Eligible Institution" is: (i) a firm that is a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or (ii) a commercial bank or trust company that has an office or a correspondent in the United States of America.

     When Note certificates are held by joint tenants, both joint tenants should sign. When signing as administrator, attorney-in-fact, executor, fiduciary, guardian, officer, trustee, or other person acting in a representative capacity, the person signing should give such person's full title and deliver evidence to the Depositary of its authority to execute the Letter of Transmittal. If a corporation, an authorized officer should sign in the name of the corporation. If a partnership, a general partner should sign in the name of the partnership.

     The method of delivery of all documents is at the election and risk of the tendering Noteholder. Although a Noteholder may use the enclosed pre-addressed envelope to send its documents to the Depositary, a tender of Notes will not occur until the Depositary actually receives all of the documents required to effectuate the tender at one of the addresses set forth on the back cover hereof. Accordingly, if a Noteholder mails its documents to the Depositary, the Depositary recommends that it use certified or registered mail and allow sufficient time to insure receipt on or before the Expiration Date.

     GUARANTEED DELIVERY. If a Noteholder cannot deliver a Letter of Transmittal and its Notes to the Depositary on or before the Expiration Date, such Noteholder may tender its Notes through an Eligible Institution. To make such a tender, on or before the Expiration Date the Depositary must receive from the Eligible Institution a properly completed Notice of Guaranteed Delivery substantially in the form enclosed herewith. Within five business days after receipt of the Notice of Guaranteed Delivery, the Depositary must receive from the Eligible Institution a properly completed Letter of Transmittal, the Note certificates for the tendered Notes and any other required documents.

PRORATION

     If Noteholders validly tender on or before the Expiration Date and do not withdraw a greater principal amount of Notes than required for the Company to spend the Aggregate Purchase Price, the Company intends to accept and pay for Notes as follows: The Company intends to accept and pay for Notes tendered at the lowest price in the Dutch Auction Price Range and each succeedingly higher price therein until the Company has accepted sufficient Notes to enable it to spend the Aggregate Purchase Price. If acceptance of all of the Notes tendered at the highest applicable price would cause the Company to spend more than the Aggregate Purchase Price, the Company intends to request the Depositary to prorate the Notes tendered at such price in proportion to the aggregate principal amount of all Notes tendered at such price. Tendering Noteholders at lower prices will only receive such lower price, but will not be subject to proration. The Company intends to announce the prices at which it has accepted Notes and any proration factor on the sixth business day after the Expiration Date.

PAYMENT FOR ACCEPTED NOTES

     The Company intends to pay for the accepted Notes on the seventh business day after the Expiration Date. The Company, however, expressly reserves the right to delay accepting or paying for tendered Notes to comply with any applicable law. If such delay contravenes the tender offer rules under of the Exchange Act, the Company may formally extend the Expiration Date. In all cases, the Company will pay for accepted Notes only after the Depositary timely receives the Note certificates for such Notes.

     The Company will pay for the accepted Notes by transferring the aggregate purchase price therefor along with the portion of accrued interest payable thereon pursuant to the terms of this Offer through the date of such transfer to the Depositary. Upon the Depositary's receipt thereof, the Company will be deemed to have purchased the accepted Notes and this Offer will be deemed consummated for all purposes. At that time, such Notes shall be retired and cease to be outstanding. The Depositary will act as the agent for the tendering Noteholders for the purpose of receiving such payment and transmitting the appropriate portions thereof to them. Under no circumstances will any interest be owed or paid on such amounts because of any delay in making such payments. A tendering Noteholder will generally not incur brokerage commissions or transfer taxes with respect to its Notes that the Company purchases pursuant hereto, except that a Noteholder may incur transfer taxes if it instructs the Depositary to pay any amounts owed to it with respect to its accepted Notes to another person. Moreover, a Noteholder may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to it.

     To avoid federal income tax withholding on the amounts payable with respect to accepted Notes, a Noteholder must complete and return to the Depositary a Substitute Form W-9. If a Noteholder does not complete and return such form, the Depositary will pay such Noteholder the amounts owed with respect to its accepted Notes, less federal income tax equal to 31% of such amount. For the convenience of each Noteholder, a blank Substitute Form W-9 that it can complete is part of the Letter of Transmittal.

     With respect to tendered Notes that the Company does not accept, as soon as possible after determining which Notes the Company has accepted, the Depositary will return the Note certificates for such unaccepted Notes to the registered holder thereof. If a Note certificate represents both accepted and unaccepted Notes, the Depositary will cause the cancellation of such certificate and the issuance of a new certificate for the unaccepted Notes to the registered holder of the original certificate.

WITHDRAWAL RIGHTS

     A Noteholder's tender of Notes pursuant to this Offer will be irrevocable, except that the Noteholder may withdraw such tendered Notes: (i) on or before the Expiration Date, and (ii) on or after July 18, 1997, unless the Company has accepted them before that date. To withdraw tendered Notes, the Depositary must
receive a written notice of withdrawal (a "Notice of Withdrawal     ") from the
Noteholder at one of the Depositary's addresses set forth on the back cover hereof. The Notice of Withdrawal must specify: (i) the name of the person who tendered the Notes to be withdrawn, (ii) the principal amount of Notes to be withdrawn, and (iii) the name in which the Note certificates representing such Notes are registered.

     If the Noteholder has delivered or otherwise identified to the Depositary the Note certificates for the Notes to be withdrawn, prior to the physical release of those Note certificates the Noteholder must also furnish to the Depositary the serial numbers for such Note certificates and have the signatures on the Notice of Withdrawal guaranteed by an Eligible Institution that is a member of a Medallion Program, unless the person submitting the Notice of Withdrawal is an Eligible Institution.

     A Noteholder may not rescind a withdrawal of tendered Notes. Any withdrawn Notes will not be validly tendered for purposes of this Offer. A Noteholder may re-tender withdrawn Notes, however, by again following the procedures described herein at any time on or before the Expiration Date.

RETIREMENT OF THE NOTES PURCHASED

     The Company will retire the Notes that it purchases pursuant to this Offer.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain anticipated federal income tax considerations with respect to this Offer. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular Noteholder in light of its particular circumstances, or to certain types of Noteholders subject to special treatment under federal income tax laws, such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and taxpayers that are neither citizens nor residents of the United States. In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax consequences that may apply to a particular Noteholder. This discussion is based upon the Internal Revenue Code of 1986, as amended (the
"Code     ") and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements, and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This discussion assumes that a Noteholder holds its Notes as "capital assets" within the meaning of Section 1221 of the Code, which is generally property held for investment.

     THE COMPANY URGES EACH NOTEHOLDER TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF TENDERING NOTES.

SALE OF NOTES PURSUANT TO THIS OFFER

     In general, except as otherwise indicated below, a Noteholder will recognize gain or loss on the sale of a Note to the Company at the time of such sale in an amount equal to the difference between the Noteholder's basis in such Note and the cash received by the Noteholder upon the sale. Subject to the market discount rules described below, such gain or loss will constitute capital gain or loss, which will be long-term capital gain or loss if the Noteholder's holding period for the Note is more than one year on the date of the sale. The Noteholder's holding period for the Notes will include the holding period of any debt instrument considered exchanged for such Notes in a transaction qualifying as a recapitalization under Section 368(a)(1)(E) of the Code.

     In the case of a Noteholder who acquired a Note at a market discount, any gain recognized upon the sale of such Note will represent ordinary income to the extent of the market discount that accrued during the period such Noteholder held such Note, unless the Noteholder previously elected to include such accrued market discount in its income on a current basis. Market discount generally equals the excess of: (i) the aggregate of the original issue price of the Note over (ii) the Noteholder's initial tax basis in the Note. A Note may also have market discount attributable to a debt instrument that the Noteholder exchanged for such Note in a transaction qualifying as a recapitalization under Section 368(a)(1)(E) of the Code.

     If a Noteholder purchased a Note at a price in excess of the stated redemption price at maturity thereof, and the Noteholder elected to deduct bond premium, the Noteholder may be permitted to deduct any remaining unamortized bond premium as an ordinary loss upon the sale of the Note to the Company pursuant to this Offer.

EFFECT OF THIS OFFER UPON THE COMPANY

     The Company will recognize cancellation of indebtedness income with respect to the Notes purchased pursuant to this Offer in an amount equal to the excess of: (i) the aggregate of the adjusted issue price of such Notes over (ii) the amount that the Company paid for the Notes, other than the amount paid in respect of the portion of accrued interest payable pursuant to the terms of this Offer. The Company believes, however, that any such cancellation of indebtedness income will not have a material effect upon the Company's regular federal income tax liability because of the Company's net operating loss carryforwards.

NON-TENDERING NOTEHOLDERS

     This Offer will not affect non-tendering Noteholders. Moreover, this Offer will not affect tendering Noteholders with respect to their Notes that the Company does not accept.

BACKUP WITHHOLDING

     Under federal income tax law, a person may under certain circumstances be subject to backup withholding at the rate of 31% with respect to certain payments, unless such person: (i) is a corporation or otherwise exempt from backup withholding, and when required demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. To prevent backup withholding with respect to the payment of the gross proceeds from the sale of Notes, each tendering Noteholder should complete a Substitute Form W-9 and return it to the Depositary. For the convenience of the Noteholders, a blank Substitute Form W-9 that the Noteholders can complete is part of the Letter of Transmittal. Any tendering Noteholder who does not complete a Substitute Form W-9 and return it to the Depositary will be subject to federal income tax withholding on the gross amount of sale proceeds from the sale of any accepted Notes.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH NOTEHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF TENDERING NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

                            FUNDING FOR THIS OFFER

     To permit the Company to make this Offer, the Company and Foothill have entered into an amendment to the Loan Agreement. The amendment, among other things, permits the Company to purchase Notes in one or more transactions, including this Offer, provided that not more than $12,000,000 is expended to pay principal and not more than $750,000 is expended to pay the portion of accrued interest payable pursuant to the terms of this Offer. The amendment decreases the maximum availability under the revolving portion of the Loan Agreement from $23 million to $20 million and decreases the interest rate payable thereunder from prime plus 2 3/4% per annum to prime plus 1 1/2% per annum. Certain other fees are also reduced or eliminated; however, the Company is required to pay an additional one-time fee of 3/4 of 1% of any amount funded to purchase principal of the Notes. The term of the Loan Agreement continues to expire on July 16, 1999, and the indebtedness thereunder continues to be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets.

     Under the Loan Agreement, the Company must use all collections of principal and interest on the contracts receivable and all proceeds from asset sales to reduce borrowings under the Loan Agreement. In addition, the Company must make specified principal reductions on these borrowings over time based on a monthly calculation of eligible contracts receivable and an amortization schedule set forth in the Loan Agreement. The maximum amount of the revolving loan declines as these principal reductions are made.

     Based upon its current business plan, the Company believes that future cash flows provided from operations, asset sales, and borrowings available under the revolving loan will be adequate for the Company's operating and other cash requirements during the remaining term of the Loan Agreement. All cash held by the Company and its wholly owned subsidiaries is generally deposited in accounts that are controlled by and pledged to Foothill. The Company's cash flows are highly seasonal. In addition to the borrowings required to fund the purchase of the Notes and the payment of related costs, the Company anticipates having borrowings under the Loan Agreement during the summer months at levels higher than the level of borrowings at March 31, 1997.

                             CERTAIN TRANSACTIONS

POSSIBLE PARTICIPATION BY AFFILIATES AND RELATED PERSONS

     The Company has been advised that Carl Marks Strategic Investments, L.P. ("CM Strategic") or its affiliated companies may tender Notes in this Offering. Because the Company is seeking to acquire as many Notes as possible for the Aggregate Purchase Price, the Company has structured this Offer so that Notes tendered by its Affiliates (as defined in the Indenture), including CM Strategic and its affiliates, may be purchased in compliance with the provisions of the Indenture governing transactions with Affiliates.

     The Indenture requires that (i) an Affiliate Transaction (as defined in the Indenture) must be on terms at least as favorable to the Company as those that could have been obtained in a comparable transaction with an unaffiliated party;
(ii) in the case of an Affiliate Transaction with a value in excess of $1,000,000, a majority of the independent members of the Board of Directors approve the transaction as meeting the foregoing standard; and (iii) in the case of an Affiliate Transaction with a value in excess of $5,000,000, the Company obtains a favorable opinion as to the fairness of such transaction to the Company from a financial point of view from a national or regional independent investment banking firm. This Offer has been approved by the Special Committee of the Board of Directors, which has obtained the investment banking opinion required by the Indenture. As a consequence, purchases from affiliates of the Company in this Offer will satisfy the provisions of the Indenture related to Affiliate Transactions.

PLANS OR PROPOSALS

     Except as described in this Offer to Purchase, the Company does not have any plan or proposal concerning any acquisition or disposition of Notes, any extraordinary corporate transaction involving the Company, any sale or transfer of a material amount of the Company's assets, any change in the Company's board of directors or management, any material change in the Company's present policy on dividends, indebtedness or capitalization, or any other change in the

Company's corporate structure or business. Moreover, except as described in this Offer to Purchase, the Company is unaware of any such plan or proposal possessed by any director or executive officer of the Company, any person that directly or indirectly controls the Company, or any person who is a director, executive officer, or partner of any such controlling person (collectively, the "Affiliated Persons").

     If the Company does not receive sufficient tenders with respect to this Offer to spend the entire Aggregate Purchase Price, it may seek thereafter to purchase additional Notes at prices believed favorable to the Company, in open market transactions or privately negotiated transactions, by tender offer or otherwise.

PURCHASES AND SALES OF NOTES

     The Company has not purchased or sold any Notes during the 40 business days preceding the date hereof. The Company believes that no Affiliated Person has purchased or sold any Notes during such period.

ARRANGEMENTS, CONTRACTS, RELATIONSHIPS, OR UNDERSTANDINGS

     Except as described in this Offer to Purchase, the Company does not have any arrangement, contract, relationship, or understanding relating directly or indirectly to this Offer, including any arrangement, contract, relationship, or understanding concerning the transfer or the voting of any Notes, any joint venture, any loan or option arrangement, any put or call, any guarantee of a loan, any guarantee against loss, or any giving or withholding of any authorization, consent, or proxy. Moreover, except as described in this Offer to Purchase, the Company is unaware of any such arrangement, contract, relationship, or understanding involving any Affiliated Person.

                                 LEGAL MATTERS

GENERAL

     The Company is unaware of any approval or other action by any governmental authority or public body necessary in connection with this Offer. Should this Offer require any such approval or other action, the Company contemplates that it would seek to obtain such approval or action.

FEDERAL RESERVE BOARD REGULATIONS

     The margin credit regulations of the Federal Reserve Board, which restrict the extension and maintenance of credit for the purchase of buying or carrying certain securities, are inapplicable to the purchase of Notes pursuant to this Offer.

                                   EXPENSES

     The Company will bear all costs of this Offer, including the payment of a fee to the Depositary, counsel and advisors, and the reimbursement of its out-of-pocket expenses in connection therewith. The Company will also reimburse banks, custodians, fiduciaries, nominees, securities dealers, trust companies, and other persons for their expenses in forwarding this Offer to Purchase, the Letter of Transmittal, and other related materials to the beneficial owners of the Notes.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. The public may inspect and copy (at prescribed rates) such reports, proxy and information statements and other information that the Company has filed with the Commission at the public reference facilities that the Commission maintains at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the public may obtain such reports, proxy and information statements and other information concerning the Company from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site accessible to the public by computer on the World Wide Web, at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding the Company, which files electronically with the Commission.

                            ADDITIONAL INFORMATION

     For further information, reference is hereby made to the Form 10-K previously delivered and the Form 10-Q delivered with this Offer to Purchase. The Company will provide without charge to Noteholders who request, in writing or orally, additional copies of the Form 10-K. Such requests should be directed to: Thousand Trails, Inc., 2711 LBJ Freeway, Suite 200, Dallas, TX 75234, telephone number: (972) 243-2228, Attention: Chief Financial Officer.

                                  APPENDIX I
                                 DEFINED TERMS

     This appendix lists all of the defined terms in the Offer to Purchase and indicates the page on which the Offer to Purchase defines them.

        Defined Terms                                           Page

        Affiliated Persons                                      22
        Aggregate Purchase Price.......                 Cover Page
        Clearing Agencies..............                         17
        CM Strategic...................                         21
        Code...........................                         19
        Commission.....................                         14
        Company........................              Cover Page, 1
        CPI............................                          7
        Depositary.....................                 Cover Page
        Dutch Auction Price Range......                 Cover Page
        Eligible Institution...........                         17
        Exchange Act...................                         16
        Expiration Date................                          3
        Foothill.......................                          1
        Form 10-K......................                          9
        Form 10-Q......................                          9
        Indenture......................                         12
        Letter of Transmittal..........                 Cover Page
        Loan Agreement.................                          1
        Medallion Programs.............                         17
        NACO...........................                          1
        Noteholder.....................                 Cover Page
        Notes..........................                 Cover Page
        Notice of Guaranteed Delivery..                          4
        Notice of Withdrawal...........                         19
        Offer..........................                 Cover Page
        Offer to Purchase..............                 Cover Page
        Restructuring..................                          1
        RPI............................                          7
        RVs............................                          6
        Secured Notes..................                          1
        Shelf Registration Statement...                         14
        Trust Indenture Act............                         12
        TTI............................                          1

================================================================================
A NOTEHOLDER DESIRING TO TENDER SOME OR ALL OF ITS NOTES PURSUANT TO THIS OFFER SHOULD COMPLETE THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS HEREIN AND THEREIN, AND THEN DELIVER IT ALONG WITH THE CERTIFICATES FOR SUCH NOTES AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. IF A NOTEHOLDER CANNOT DELIVER A LETTER OF TRANSMITTAL AND ITS NOTES TO THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE, SUCH NOTEHOLDER MAY TENDER ITS NOTES THROUGH THE GUARANTEED DELIVERY PROCEDURES SET FORTH HEREIN. THE COMPANY HAS NOT AUTHORIZED THE DEPOSITARY OR ANY OTHER PERSON TO GIVE ANY INFORMATION WITH RESPECT TO THIS OFFER OTHER THAN THE INFORMATION SET FORTH HEREIN. MOREOVER, UNDER NO CIRCUMSTANCES SHALL THE INFORMATION SET FORTH HEREIN BE CONSIDERED CORRECT OR UNCHANGED AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOTES IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE ILLEGAL OR OTHERWISE PROHIBITED.

                                    ------


                       SUMMARY TABLE OF CONTENTS
                                                        PAGE
                                                        ----
Summary................................................  1
The Company............................................  6
Financial Information..................................  9
Selected Financial and Other Data...................... 10
Consolidated Ratios of Earnings to Fixed
  Charges.............................................. 11
The Notes.............................................. 12
The Tender Offer....................................... 16
Certain Federal Income Tax Considerations.............. 19
Funding for This Offer................................. 21
Certain Transactions................................... 21
Legal Matters.......................................... 22
Expenses............................................... 23
Available Information.................................. 23
Additional Information................................. 23
Appendix I--Defined Terms.............................. I-1

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                             THOUSAND TRAILS, INC.


                               OFFER TO PURCHASE



                                  DEPOSITARY:

                              FLEET NATIONAL BANK
                         TELEPHONE NO. (860) 986-1271
                         FACSIMILE NO. (860) 986-7908

                    ADDRESS FOR INCOMING U.S. POSTAL MAIL:
                              FLEET NATIONAL BANK
                                  CT OP TO6A
                          CORPORATE TRUST OPERATIONS
                             ATTN:  REORGANIZATION
                                 P.O. BOX 5080
                           HARTFORD, CT  06102-5080

                      ADDRESS FOR INCOMING EXPRESS MAIL:
                              FLEET NATIONAL BANK
                                  CT OP TO6A
                          CORPORATE TRUST OPERATIONS
                             ATTN:  REORGANIZATION
                              150 WINDSOR STREET
                              HARTFORD, CT  06120

                    ADDRESS  FOR HAND DELIVERY IN NEW YORK:
                              FLEET NATIONAL BANK
                  C/O FIRST CHICAGO TRUST COMPANY OF NEW YORK
                      14 WALL STREET, 8TH FLOOR, WINDOW 2
                              NEW YORK, NY  10015

                                 MAY 20, 1997
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